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EXHIBIT 10.43

August 31, 1998
                             SECURED PROMISSORY NOTE

                  For value received as of August 31, 1998, the undersigned, CHFA, Inc. ("Maker"), promises to pay to the order of UNITED AMERICAN HEALTHCARE CORPORATION ("Payee") the principal sum of Thirteen Million, Two Hundred Fifty Thousand Dollars ($13,250,000), together with the interest thereon at the rate hereinafter specified and any and all other sums which may be due and owing to the holder of this Note in accordance with the following terms:

                  1.  Repayment.

                      (a) Commencing on September 30, 1998, Maker shall pay to the holder hereof four (4) consecutive equal monthly principal installments of Five Hundred Thousand Dollars ($500,000.00) plus all then accrued and unpaid interest, with each such installment payable on the last day of each of September, 1998, October, 1998, November, 1998 and December, 1998.

                      (b) If Maker does not extend the final maturity date of this Note pursuant to the terms of Section 1(c) or (d) hereof, Maker shall pay in full to the holder hereof the balance of all then outstanding and unpaid principal, accrued and unpaid interest, and any other amounts payable hereunder on January 31, 1999.

                      (c) Maker shall have the right and option (the "First Option"), exercisable upon written notice delivered to Payee on or before January 24, 1999, to extend the final maturity date of this Note to February 28, 1999. If Maker exercises the First Option, Maker shall make an additional monthly principal installment of Five Hundred Thousand Dollars ($500,000.00) plus all then accrued and unpaid interest, with such installment payable on the 31st day of January, 1999.

                      (d) If Maker has timely exercised the First Option, Maker shall have the right and option (the "Second Option"), exerciseable upon written notice delivered to Payee on or before February 21, 1999, to extend the final maturity date of this Note to March 31, 1999. If Maker exercises the Second Option, Maker shall not be required to pay any installment of principal or interest in connection with such exercise.

                      (e) If Maker exercises the First Option but not the Second Option, Maker shall pay in full to the holder hereof the balance of all then outstanding and unpaid principal, accrued and unpaid interest, and any other amounts payable hereunder on February 28, 1999. If Maker exercises the Second Option, Maker shall pay in full to the holder hereof the balance of all then outstanding and unpaid principal, accrued and unpaid interest, and any other amounts payable hereunder on March 31, 1999.

                      (f) Payment shall be made to Payee at 1155 Brewery Park Boulevard, Suite 200, Detroit, Michigan 48207 or such other place as the holder hereof may from time to time direct in writing received by Maker. Payment of the amounts due under this Note is secured by (i) the Pledge Agreement, (ii) the Guaranty Agreement, and (iii) the Security Agreement (each as defined in Section 6(c) or 6(d) hereafter).

                  2. Interest Rate. Interest shall accrue from the date of this Note on the principal amount outstanding from time to time thereafter at a rate equal to the prime rate on short term unsecured commercial borrowings of Michigan National Bank, NA, or its successor in effect on the date of this Note, to be adjusted on each payment date under this Note to the prime rate of Michigan National Bank in effect on the date of such payment. If such bank discontinues announcing such a rate, the parties shall agree on a comparable standard for determining the rate.

                  3. Calculation of Interest. Interest on this Note shall be calculated on the basis of a 360 day per year factor applied to the actual days on which there exists an unpaid principal balance due under this Note.

                  4. Application of Payments. All payments made hereunder shall be applied first to late penalties, costs of collection or other sums owing the holder, then to accrued interest and last to repayment of the principal amount of this Note. If the due date for the payment of principal and interest falls on a day which is either a Saturday, Sunday or federal banking holiday, such payment shall be due on the next succeeding business day.
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                  5.  Prepayment. The Maker may prepay this Note in whole or in part at any time or from time to time without penalty or additional interest, provided that payments are applied as provided in Section 4 above.

                  6. Events of Default. The occurrence of any one or more of the following events (the "Events of Default") shall constitute an Event of Default hereunder:

                      (a) any failure by the Maker to pay any principal, interest or other amount due under this Note at or prior to the time when it is due and payable, if such failure remains uncured for a period of ten (10) business days after the payment date;

                      (b) a petition for relief in a bankruptcy court is filed by either of Maker or Corporate Healthcare Financing, Inc., a Michigan corporation ("CHF") or the Maker or CHF applies for, consents to or acquiesces in the appointment of a trustee, custodian or receiver for the Maker or CHF or any of their respective assets or property or makes a general assignment for the benefit of their respective creditors or, in the absence of such application, consent or acquiescence, a trustee, custodian or receiver is appointed for the Maker or CHF or for a substantial part of their respective assets or property and is not discharged within thirty (30) days hereafter; or any bankruptcy, reorganization, debt arrangement or other proceeding or case under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted against the Maker or CHF and if instituted against the Maker or CHF is consented to or acquiesced in by the Maker or CHF or remains undismissed for thirty (30) days thereafter; or the Maker or CHF takes any action to authorize any of the actions described in this subsection;

                      (c) any material breach by the Maker of any material representation, warranty or covenant made by Maker in this Note (other than an Event of Default described in Section 6(a) hereof), the Purchase Agreement (as defined in Section 12 hereafter), that certain Pledge Agreement of even date herewith by and between Maker and Payee (the "Pledge Agreement"), or that certain Security Agreement of even date herewith by Maker (the "Security Agreement"), which material breach is not cured by Maker within twenty (20) days (thirty (30) days with respect to a breach of Section 4(l) of the Pledge Agreement) after the receipt by Maker of written notice from the holder of this Note pursuant to the provisions of Section 14 of the Purchase Agreement which sets forth the nature of such breach.

                      (d) any of this Note, the Purchase Agreement, the Pledge Agreement, the Security Agreement or that certain Guaranty Agreement of even date herewith by Louis J. Nicholas ("Nicholas"), as guarantor in favor of Payee (the "Guaranty Agreement") (this Note, the Purchase Agreement, the Security Agreement, the Pledge Agreement and the Guaranty Agreement are collectively referred to as the "Credit Agreements") (i) ceases to be in full force and effect by any action taken or not taken by the Maker or Nicholas, or (ii) either the Maker or Nicholas contests the validity or enforceability of any of the Credit Agreements to which it or he is a party, or renounces or denies that it or he has any further liability under any of the Credit Agreements to which he or it is a party, provided, however, that this Section 6(d)(ii) shall not be construed to deny to Maker the right to assert its rights under any of such Credit Agreements;

                      (e) any final, nonappealable order of legal process (including an attachment) in an aggregate amount which exceeds Two Hundred Thousand Dollars ($200,000.00) shall be issued against any of the stock of CHF, pledged as collateral under the Pledge Agreement (the "CHF Stock") or the Collateral under the Security Agreement;

                      (f) any default by the Maker in or with respect to any obligation of the Maker in excess of Two Hundred Thousand Dollars ($200,000.00) which remains uncured by Maker for more than thirty (30) days after receipt by Maker of written notice specifying the nature of such default;

                      (g) Maker, or a wholly-owned subsidiary of Maker, ceases to be the owner of all the CHF Stock;

                      (h) The consummation of the sale or conveyance of all or substantially all of the assets of CHF to or with an unaffiliated third party;
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                      (i) Any one or more of Nicholas, Keith B. Sullivan or
Pamela Lee shall cease to be employed on a full-time basis by Maker or its wholly-owned subsidiaries for any reason except the death or disability of such person; or

                      (j) The consummation of the sale of shares of stock of Maker in one or more transactions), or one or more of a merger, consolidation or other combination of Maker if, as a result of such transactions, the owners of Maker's stock (and their spouses, siblings, parents or children) on the day of this Note do not continue to own beneficially at least fifty percent (50%) of the combined voting power of the shares of stock of Maker which such persons owned as of the date of this Note.

                  7. Default Interest Rate. Upon a default under this Note, if payment of the amount outstanding under this Note is accelerated, or if the full amount outstanding is then due, from and after the earlier of the date of acceleration or the date that such amount becomes due and payable in full, the interest rate applicable to the then outstanding balance shall be increased to a rate which is two percent (2%) above the rate which would otherwise be applicable to amounts due under this Note (the "Default Interest Rate").

                  8. Rights and Remedies. If any one or more Events of Default shall occur, then in each and every such case, the Payee at its option may at any time thereafter exercise and/or enforce any or all of the following rights and remedies:

                      (a) declare without notice to the Maker all of the amounts payable hereunder to be immediately due and payable, whereupon same shall become due and payable, together with accrued and unpaid interest thereon and all other sums due hereunder, immediately without presentment, demand, protest or notice, all of which the Maker hereby waives, provided that upon the occurrence of an Event of Default described in Section 6(b), all amounts shall automatically be and become due and payable immediately without any declaration, notice or any other act;

                      (b) bring suit for payment and exercise any other rights and remedies available to the Payee pursuant to this Note, any related document or any other applicable law; and

                      (c) exercise any and all rights under any of the Credit Agreements.

                  Each right, power and remedy of the Payee specified herein or in the Credit Agreements or available at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Note or in the Credit Agreements or available at law or in equity and the exercise or beginning of the exercise by the Payee of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Payee of any one or more of such other rights, powers or remedies.

                  9. Costs of Collection. If at any time the indebtedness evidenced by this Note is collected through legal proceedings or this Note is placed in the hands of an attorney or attorneys for collection, the Maker and each endorser and guarantor (subject to the terms of the Guaranty) of this Note hereby severally agree to pay all costs and expenses (including attorneys' fees) incurred by the holder of this Note in enforcing its rights and collecting or attempting to collect all amounts due hereunder and under any related documents.

                  10. Extensions or Modifications. All parties to this Note agree that the maturity of this Note or any payment due hereunder may be extended at any time or from time to time, this Note or any other agreement or document evidencing or securing payment of the debt described herein may be modified, any collateral or other security or guarantee of payment may be released or waived and any defaults hereunder may be waived without releasing, discharging or affecting the liability of the Maker or any other party not specifically released.

                  11. Choice of Law and Consent to Jurisdiction. This Note shall be deemed to be made in Maryland and shall be governed, construed and enforced in strict accordance with the laws of the State of Maryland, without reference to principles of conflict of laws.

                  12. Stock Purchase Agreement. This Note has been issued pursuant to that certain Stock Purchase Agreement, of even date, between Maker and Payee, among others (the "Purchase Agreement"). Maker shall not be entitled to offset any amounts due under this Note in satisfaction of any amounts due pursuant to the Purchase Agreement.


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                  13.  Waiver of Defenses. In the event the holder of this Note transfers this Note for value, the Maker agrees that none of such subsequent holders of this Note shall be subject to any claims or defenses which the Maker may have against the prior holder, all of which are waived as to the subsequent holders and all subsequent holders shall have the rights of a holder in due course with respect to the Maker even though the subsequent holder might not qualify under applicable law absent this paragraph as a holder in due course.

                  14. Waiver of Protest. The Maker, and all parties to this Note, whether maker, endorser or guarantor, hereby waive presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

                  15. No Waiver. The delay or failure of any holder to exercise its rights hereunder shall not be deemed a waiver thereof. No waiver of any rights of holder shall be effective unless in writing and signed by the holder and any waiver of any right shall not apply to any other right or to such right in any subsequent event or circumstance not specifically included in such waiver.

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